Exhibit 10.3
MASTER TERMINALLING SERVICES AGREEMENT – SOUTHERN CALIFORNIA
This Master Terminalling Services Agreement – Southern California (the “Agreement”) is dated as of June 1, 2013, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 34(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”).
RECITALS
WHEREAS, TRMC has agreed to purchase certain assets pursuant to the Purchase and Sale Agreement dated August 8, 2012 by and among the Sellers named therein and TRMC (the “BP Purchase Agreement”), which assets include the Storage Facility (the “Assets”);
WHEREAS, on the Closing Date, immediately after TRMC’s acquisition of the Assets pursuant to the BP Purchase Agreement, TRMC desires to contribute the Assets to the General Partner, the General Partner desires to contribute the Assets to the Partnership and the Partnership desires to contribute the Assets to TLO, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated May 17, 2013 (the “Contribution Agreement”);
WHEREAS, by virtue of their indirect ownership interests in the Partnership, TRMC has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and
WHEREAS, TRMC and TLO desire to enter into this agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Additized Gasoline” has the meaning set forth in Section 8(b).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Services” has the meaning set forth in Section 4(c).
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Base Gasoline” has the meaning set forth in Section 8(b).
“Biodiesel” has the meaning set forth in Section 9(a).
“Biodiesel Facilities” has the meaning set forth in Section 9(a).
“Blending Instructions” has the meaning set forth in Section 10(c).
“bpd” means Barrels per day.
“BP Purchase Agreement” has the meaning set forth in the Recitals.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 29(c).
“Carrier” means a third-party agent or contractor hired by TRMC, who is in the business of transporting Products via tank trucks.
“Commencement Date” has the meaning set forth in Section 2.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contribution Agreement” has the meaning set forth in the Recitals.
“Curtailment Fee” has the meaning set forth in Section 27(b).
“Dedicated Tanks” has the meaning set forth in Section 6(a).
“Diesel Additive Facilities” has the meaning set forth in Section 8(c).
“DCA” has the meaning set forth in Section 8(b).

“EPA” has the meaning set forth in Section 8(b).
“Ethanol Services” has the meaning set forth in Section 10(a).
“Excess Amount” has the meaning set forth in Section 5(d).
“Extension Period” has the meaning set forth in Section 3.
“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
“Force Majeure Notice” has the meaning set forth in Section 28(a).
“Force Majeure Period” has the meaning set forth in Section 28(a).
“General Partner” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Term” has the meaning set forth in Section 3.
“LAC” has the meaning set forth in Section 8(b).
“Minimum Throughput Commitment” has the meaning set forth in Section 5(d).
“Month” means a calendar month.
“Operating Capacity” means the effective storage capacity of a tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Law, only as to Products that each tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The current Operating Capacity of each tank is listed on the applicable Terminal Service Order as of the date of such Terminal Service Order.
“Partnership” has the meaning set forth in the Recitals.

“Partnership Change of Control” means Tesoro Corporation ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.
“Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Product” or “Products” means the petroleum products, ethanol or biofuels, crude oil, Transmix, intermediate products and fuel oil described herein as being handled under this Agreement.
“Receiving Party Personnel” has the meaning set forth in Section 36(d).
“Red Dye” has the meaning set forth in Section 8(d).
“Refinery” means TRMC’s refining facilities located in Los Angeles, California, including the former BP refining facility located in Carson, California and the TRMC refining facility located in Wilmington, California.
“Replacement Customer” has the meaning set forth in Section 33.
“Reserved Capacity” means the volume in bpd for each Terminal as set forth in Schedule A attached hereto.
“Restoration” has the meaning set forth in Section 29(b).
“Shell Capacity” means the gross storage capacity of a tank for each respective Product, based upon its dimensions, as set forth in an applicable Terminal Service Order.
“Shortfall Payment” has the meaning set forth in Section 5(d).
“Stipulated Volume” means the volume in bpd as set forth for each Terminal on Schedule A attached hereto.
“Storage First Offer Period” has the meaning set forth in Section 32.
“Storage Right of First Refusal” has the meaning set forth in Section 32.
“Storage Services Fee” has the meaning set forth in Section 6(a).
“Surcharge” has the meaning set forth in Section 12.

“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a tank during all periods when the tank is available for service to keep the tank in regulatory compliance or (b) is necessary for physical operation of the tank.
“Term” has the meaning set forth in Section 3.
“Terminalling First Offer Period” has the meaning set forth in Section 31(b).
“Terminalling Right of First Refusal” has the meaning set forth in Section 31(b).
“Terminalling Service Fee” means, for a particular Terminal, for any Month during the Term, the total fee per Barrel of throughput paid by TRMC during that Month for terminalling and Ancillary Services at that Terminal, but excluding the Storage Services Fee.
“Terminals” means the Terminals set forth on Schedule A attached hereto.
“Terminal Service Order” has the meaning set forth in Section 14(a).
“Termination Notice” has the meaning set forth in Section 28(a).
“Throughput Right of First Refusal” has the meaning set forth in Section 29(e).
“TLO” has the meaning set forth in the Preamble.
“Transmix” has the meaning set forth in Section 7.
“TRMC” has the meaning set forth in the Preamble.
“TRMC Termination Notice” has the meaning set forth in Section 28(b).
“ULSD” means ultra low sulfur diesel.

2.	COMMENCEMENT DATE
The “Commencement Date” will be June 1, 2013.

3.	TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through May 31, 2023 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”

4.	SERVICES
During the Term and subject to the terms and conditions of this Agreement, TLO shall make available to TRMC the following services:
(a)    Commingled storage and throughput capacity pursuant to Section 5 below;
(b)    Dedicated storage pursuant to Section 6 below; and
(c)    Certain other services pursuant to Sections 7-10 below and other services agreed to be provided pursuant to a Terminal Service Order (the “Ancillary Services”).

5.	THROUGHPUT
(a)    Terminalling Service Fee. During the Term and subject to the terms and conditions of this Agreement, TLO shall make available to TRMC at all times commingled storage and throughput capacity for truck rack movements at each respective Terminal sufficient to allow TRMC to throughput the Reserved Capacity for such Terminal, and TRMC shall pay the Terminalling Service Fee for such service, as set forth in a Terminal Service Order. Allocation of storage and throughput capacity for separate Products at each Terminal shall be set forth in a Terminal Service Order, if applicable. TLO shall not make any commitments to third parties that would interfere with the ability of TRMC to throughput the Reserved Capacity.
(b)    Excess Capacity. TRMC may throughput volumes in excess of the Reserved Capacity, up to the then-available capacity of each Terminal, net of any third-party commitments, as determined by TLO at any time, which allocation of any excess capacity shall be in accordance with current practices, or as otherwise may be set forth in a Terminal Service Order.
(c)    Removal of Equipment from Service. If at any time during the Term, any tank, rack or other equipment or facility of TLO that is dedicated to TRMC or otherwise being used to provide services hereunder, is removed from service, and if removal of such tank, rack or other equipment or facility from service restricts TRMC from being able to throughput the Reserved Capacity and receive associated Ancillary Services at the Terminal where such tank, rack or other equipment or facility is located, then until such tank, rack or other equipment or facility is restored to service, TRMC’s Minimum Throughput Commitment shall be reduced by the difference between the Stipulated Volume and the amount that TRMC can effectively throughput at such location without restriction until such tank, rack or other equipment or facility is restored to service. In the event at any time this Agreement is terminated as to one or more Terminals, as provided herein, then the Minimum Throughput Commitment shall thereafter be reduced by the applicable Stipulated Volume for each Terminal that is no longer subject to this Agreement.
(d)    Shortfall Payments. “Minimum Throughput Commitment” means the aggregate Stipulated Volume (on a Monthly average basis) in bpd as set forth for all Terminals on Schedule A attached hereto; provided however, that the Minimum Throughput Commitment during the

Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month. If during any Month during the Term, TRMC throughputs aggregate volumes greater than the Minimum Throughput Commitment, then TRMC shall pay TLO an amount equal to the weighted average of the amounts for each Terminal the volumes throughput by TRMC in excess of the Stipulated Volume for such Terminal multiplied by the Terminalling Service Fee paid by TRMC for that Terminal (the “Excess Amount”). If, during any Month during the Term, TRMC throughputs aggregate volumes less than the Minimum Throughput Commitment for such Month, then TRMC shall pay TLO an amount (a “Shortfall Payment”) for any shortfall. Shortfall Payments shall be equal to the weighted average of the amounts for each Terminal of the Terminalling Service Fee paid by TRMC during that Month and the monthly shortfall at that Terminal. The dollar amount of any Shortfall Payment paid by TRMC shall be posted as a credit to TRMC’s account and may be applied against any Excess Amounts owed by TRMC during any of the succeeding three (3) Months. For informational purposes only, attached as Exhibit 2 hereto is a sample calculation demonstrating the Shortfall Payment and its application. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by TRMC during the succeeding three (3) Months shall expire (e.g., a credit that accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any credit which accrues in February).
(e)    Third Party Throughput Credit. If TLO throughputs volumes from third parties (other than Replacement Customers) at the Terminals during any Month, such volumes shall be applied as a credit against the Minimum Throughput Commitment, up to a maximum of 6,500 bpd. All volumes throughput by Replacement Customers shall be applied as a credit against the Minimum Throughput Commitment.

6.	DEDICATED STORAGE
(a)    Storage Services Fee. TRMC shall pay a Monthly fee (the “Storage Services Fee”) to reserve, on a firm basis, all of the existing aggregate Shell Capacity of certain tanks (the “Dedicated Tanks”) as specified on a Terminal Service Order. Such fee shall be payable by TRMC on a Monthly basis throughout the Term of the Agreement, regardless of the actual volumes of Products stored by TLO on behalf of TRMC; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (i) TRMC requires the full Operating Capacity of the Dedicated Tanks, (ii) the full Operating Capacity of the Tanks is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC), and (iii) TLO is unable to otherwise accommodate the actual volumes of Products required to be stored by TRMC pursuant to the terms of this Agreement. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the affected Dedicated Tanks pursuant to the mutually agreed Terminal Service Orders. The Parties recognize that the existing Operating Capacity of certain tanks is less than the Shell Capacity of such Dedicated Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Terminal Service Order. Such Storage Services Fee shall include all storage, pumping, and transshipment between and among the Dedicated Tanks.
(b)    Storage Services Fee. The Storage Services Fee shall be calculated using the per Barrel rate set forth on the initial Terminal Service Order executed effective as of the Commencement Date for the then-existing aggregate Shell Capacity of the tanks specified in such initial Terminal Service Order. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

7.	PRODUCT DOWNGRADE AND INTERFACE
TLO shall account for the volume of Product downgraded, and TRMC’s inventory of Products and/or interface shall be adjusted, provided that, interface volume (“Transmix”) received shall be allocated (a) in the case of dedicated storage, entirely to TRMC and (b) in the case of commingled storage, among TRMC and other customers receiving Products generating such Transmix in the same shipment or stored in commingled storage in proportion to each customer’s volume of Products in such shipment or storage. TRMC shall remove its Transmix upon notice from TLO and shall be subject to applicable Transmix handling fees upon its removal, as provided in a Terminal Service Order. If Transmix is not removed within fifteen (15) Business Days after notification (such time period to be extended to the extent of any delay or hindrance by TLO, its agents or contractors for any reason), TLO shall have the right to sell such Transmix at market rates and return any proceeds to TRMC, less applicable Transmix handling fees in effect at the time of such sale. Product downgraded as a result of ordinary Terminal or pipeline operations including line flushing, rack meter provings or other necessary Terminals operations shall not constitute losses for which TLO is liable to TRMC.

8.	ADDITIZATION OPTIONS
(a)    At each Terminal, TLO shall provide equipment for the injection of additives, as provided below. TRMC shall designate pursuant to a Terminal Service Order which additive injection service shall be provided.
(b)    DCA Additization. All gasoline Product leaving the Terminals shall be additized (“Additized Gasoline”). As an exception, TLO shall accommodate a request from TRMC to lift base gasoline from the Terminals. In that case, the bill of lading issued by TLO shall label all such Product as base gasoline (“Base Gasoline”). TLO shall provide a generic Deposit Control Additive (“DCA”) injection service, including all required reporting and record keeping prescribed by Applicable Law. The additive supplied shall be an Environmental Protection Agency (“EPA”) certified DCA. Subject to the other provisions hereof, TRMC may request TLO to instead inject a different proprietary DCA into certain gasoline delivered hereunder, instead of the generic DCA provided by TLO, and TLO shall accommodate such requests pursuant to a

Terminal Service Order specifying the specific additization required and fees to be charged for its injection, subject to TRMC providing a suitable Additized Gasoline system for such proprietary additive. TLO shall ensure that such additive is injected into all appropriate gasoline Product delivered to TRMC at a rate no lower than the Lowest Allowable Concentration (“LAC”) at which such additive was certified. The gasoline additization rate shall be determined by TRMC, but shall not be less than 1.1 times the LAC specified by the respective additive manufacturer or supplier. Notwithstanding the above, TRMC shall be solely responsible for registering with the EPA or any other government agency its use of generic or proprietary additive in its fuels, as required by Applicable Law. TRMC shall submit, to each applicable Terminal, evidence of registration in compliance with 40 C.F.R. Part 80. TRMC shall also be responsible for full compliance with any quarterly or other regulatory reporting, and any other requirements under Applicable Law related to use of generic or proprietary additive in TRMC’s Product.
(c)    Lubricity and Conductivity Additization. TLO owns, maintains and operates diesel lubricity and conductivity additive injection facilities (the “Diesel Additive Facilities”) at each of the Terminals. TLO shall continue to maintain and operate such Diesel Additive Facilities in accordance with customary industry standards during the Term, including all required reporting and record keeping prescribed by Applicable Law. During the Term, TLO shall arrange for purchase and delivery of any and all required lubricity and conductivity additive for injection through the Diesel Additive Facilities at the Terminals. During the Term, TLO shall inject into all ULSD delivered to TRMC at the Terminals an amount of lubricity and conductivity additive that TLO determines to be sufficient to comply with current ASTM diesel lubricity and conductivity specifications. TLO shall, upon request, provide TRMC with documentation of additive specifications and additive injection, which TLO shall keep on file at each Terminal.
(d)    Red Dye Additization. TLO shall provide a generic red dye additive (“Red Dye”) injection service for diesel, including all required reporting and recordkeeping prescribed by Applicable Law. TLO shall be responsible for determining the injection rates, Red Dye inventory levels, meter readings, and calculations of actual treat rates, in compliance with the minimum levels prescribed by the Internal Revenue Service. TRMC is responsible for designating which of its accounts shall be authorized to use Red Dye diesel injection services. TLO equipment shall enable designated Carriers and accounts to inject Red Dye upon request prior to loading diesel Product at Terminals. TRMC’s Carrier shall be solely responsible for designating that a load of diesel Product be injected with Red Dye, and TLO shall have no liability with regard to whether a load of Product is additized with Red Dye. TLO shall not be responsible for any loss, damage or liability that arises from Carrier injecting or failing to inject Red Dye into TRMC’s Product, unless caused by TLO’s equipment failure or negligence.
(e)    Responsibility for Provision of Additive. For any additization services provided pursuant to this Section 8, TLO shall be responsible for providing generic additives, and TRMC shall be responsible for providing any special or proprietary additives requested by TRMC.

(f)    Special Additive Equipment. As set forth in a Terminal Service Order, and subject to the other provisions set forth herein and the availability of suitable space in a Terminal, TRMC shall have the option of having TLO install and maintain at the Terminals, at TRMC’s sole risk, cost and expense, such special additive equipment as may be desirable for Products to be delivered to TRMC's account hereunder. The engineering and installation of any fixture, equipment or appurtenance placed on the Terminals in respect thereof shall be subject to TLO’s prior approval and supervision. During the Term, TLO shall operate the special additive equipment with any fees therefor to be set forth in a Terminal Service Order. Upon the expiration of the Term, TLO will have the option to purchase the special additive equipment for a price to be set forth in a Terminal Service Order.

9.	BIODIESEL SERVICES
(a)    Biodiesel Facilities. TLO shall operate B99/B100 (“Biodiesel”) truck rack, tank and inbound manifold blending facilities (the “Biodiesel Facilities”) at certain Terminals. The Biodiesel Facilities are intended to provide a means to blend Biodiesel with ULSD. TRMC shall be required to keep a Tank Heel inventory in the Biodiesel tanks in proportion with the number of active inventory holders in the tanks.
(b)    Payment. TRMC shall pay TLO for the Biodiesel blending and throughput provided by TLO as set forth in a Terminal Service Order.
(c)    Biodiesel Services Provided. TLO shall (i) coordinate with TRMC the scheduling of Biodiesel trucks from TRMC to the Terminals; (ii) provide necessary services to convey TRMC’s Biodiesel from trucks to appropriate Biodiesel storage tanks where it shall be stored until blended with ULSD and delivered to TRMC; and (iii) blend and inject TRMC’s Biodiesel into TRMC’s ULSD in accordance with TRMC’s instructions and Applicable Law. Any new equipment necessary for the services in this Section 9(c) shall be specified in a Terminal Service Order.

10.	ETHANOL BLENDING SERVICES
(a)    Services and Equipment. Where ethanol receiving, storage and blending facilities are available at a Terminal, and upon TRMC’s request pursuant to a Terminal Service Order, TLO shall receive, store and blend ethanol into TRMC’s gasoline at a Terminal (“Ethanol Services”). TLO shall provide and operate all equipment required for the Ethanol Services. The equipment shall consist of truck and/or rail unloading racks, tanks, pumps, motors, injectors, computer control, and any other ancillary equipment necessary for the providing of the Ethanol Services.
(b)    Ethanol Inventories. TRMC shall be solely responsible for supplying inventories of ethanol at its own expense, including the scheduling and transporting of ethanol into the Terminals, subject to mutually agreeable notice and scheduling procedures. TLO shall receive TRMC’s ethanol into fungible ethanol storage at the Terminal, unless otherwise specified in a Terminal Service Order.

(c)    Blending Instructions. Upon a request from TRMC for Ethanol Services, a Terminal Service Order shall provide the desired blending ratio of ethanol to gasoline at each applicable Terminal, including the minimum Octane (R+M/2) rating (“Blending Instructions”), for each grade of TRMC’s gasoline Product, prior to blending. TLO shall not change the blending ratios without the prior written authorization of TRMC.
(d)    Records. TLO shall maintain for a minimum of five (5) years written or electronic records of the type and volume of oxygenate blended into TRMC’s gasoline.
(e)    Quality Assurance. TLO shall maintain an industry standard quality assurance oversight program of the ethanol blending process. TLO shall provide TRMC with an annual report at the end of each calendar year that, at a minimum, summarizes the volume of TRMC’s gasoline received by TLO, the volume of oxygenate added to TRMC’s gasoline and total volume of blended gasoline. TLO will provide such report within fifteen (15) Business Days of TRMC’s written request.
(f)    Monitoring. TLO shall allow TRMC or its agents to monitor the oxygenate blending operation by periodic audit, sampling, testing and/or records review to ensure the overall volumes and type of oxygenate blended into gasoline is consistent with the oxygenate claimed by TRMC as required by 40 CFR 80.101(d)(4)(ii)(B)(2). The scope and type of such audits will be negotiated in good faith by the Parties in advance via written notice.
(g)    TRMC Liability. TLO shall rely on Blending Instructions and data provided by TRMC in performing its obligations under this Agreement. TRMC agrees to be solely responsible for all claims arising from TLO’s use of or reliance on these Blending Instructions and data.
(h)    Condition. When performing the Ethanol Services as per TRMC’s Blending Instructions, TLO shall not certify to TRMC or any third-party that blended gasoline does or shall meet ASTM D 4814 or any federal, state, or local regulatory specifications. TRMC agrees that it is receiving from TLO the Blended Gasoline in an “AS IS, WHERE IS” condition without warranties of any kind, including any warranties of merchantability or fitness for a particular purpose, or its ability to meet ASTM or regulatory specifications.

11.	REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES
(a)    Prompt Reimbursement. TRMC shall promptly pay or reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on TRMC’s behalf for the services provided by TLO under this Agreement. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 11(a) shall be specified in an applicable Terminal Service Order.

(b)    Excise Tax Certification. Upon written request by TLO, TRMC shall supply TLO with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. TRMC further agrees to comply with all Applicable Law with respect to such taxes.
(c)    Exemption Certification. If TRMC is exempt from the payment of any taxes allocated to TRMC under the foregoing provisions, TRMC shall furnish TLO with the proper exemption certificates.

12.	EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS
(a)    Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Terminals, TLO may, subject to the terms of this Section 12, impose a surcharge (“Surcharge”), as set forth in a Terminal Service Order, to cover TRMC’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of TRMC’s use of the services or facilities impacted by such new laws or regulations.
(b)    Notification and Mitigation. TLO shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 12(a). TLO and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized as a Surcharge, with the understanding that TLO and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.
(c)    Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee and Terminal affected, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.
(d)    15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee in accordance with Section 12(a), TLO shall notify TRMC of the amount of the Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i)    If within thirty (30) days of such notification provided in this Section 12(d), TRMC does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:

a.	require TRMC to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

b.	terminate the affected Terminal(s) or other facilities from this Agreement upon notice to TRMC.
(ii)    TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.
(e)    Payment of Surcharge. TRMC may, at its option, elect to pay the Surcharge by one of the two following methods, to be selected within thirty (30) days of the date TLO notifies TRMC of the proposed Surcharge:
(i)    TRMC may pay the Surcharge to TLO in full upon completion of a project; or
(ii)    TRMC may pay a Surcharge in monthly installments pursuant to the following conditions:

a.
the Surcharge payment obligation shall commence upon completion of a project, with the first Surcharge payment to be made in accordance with the first invoice delivered by TLO following completion of the construction; and

b.
the outstanding principal balance of TRMC’s payment obligation shall bear interest at a per annum rate of nine percent (9%), and shall be repaid in equal monthly installments of principal and interest, with such payment to be based on the outstanding principal balance amortized over (x) five (5) years, or (y) the number of years remaining in the Term, whichever time period is shorter; provided, however, that if this Agreement is terminated pursuant to Sections 28, 29 or 30, then the remaining unpaid principal balance of TRMC’s will be due and payable within thirty (30) days of the date of such termination hereunder.

13.	REIMBURSEMENT FOR TANK CLEANING AND CONVERSION
(a)    Reimbursement for Tank Cleaning. If any dedicated tanks are removed from service or cleaning of any tanks is performed by TLO at the specific request of TRMC, TRMC shall bear (or reimburse TLO) for all costs to clean, degas or otherwise prepare the tank(s)

including, without limitation, the cost of removal, processing, transportation, disposal, of all waste and the cost of any taxes or charges TLO may be required to pay in regard to such waste. For any tanks that are dedicated to TRMC for segregated storage of TRMC’s Products as set forth in any Terminal Service Order, TRMC agrees to reimburse TLO for the reasonable cost of changes necessary to return the dedicated storage tanks to TLO on termination of their dedication for segregated storage under this Agreement, in the same condition as originally received less normal wear and tear, unless otherwise mutually agreed by the Parties.
(b)    Reimbursement for Tank Conversion. If TRMC requests that any dedicated tank be changed for storage of a different grade or type of Product, TLO shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by TLO at the request of TRMC, TRMC shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges TLO may be required to pay in regard to such waste, which costs shall be set forth on the applicable Terminal Service Order.

14.	TERMINAL SERVICE ORDERS; PAYMENT
(a)    Description. TLO and TRMC shall enter into one or more terminal service orders for each Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both TLO and TRMC.
(b)    Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:
(i)    allocation of throughput capacity by Product and by Terminal, and the rates by Product for determining the Terminalling Service Fee pursuant to Section 5;
(ii)    identification of tanks to be utilized for dedicated storage tanks and the Storage Services Fee pursuant to Section 6;
(iii)    Transmix handling fees pursuant to Section 7;
(iv)    additization pursuant to Section 8;
(v)    special or proprietary additive injection services, including any installation and maintenance of special additive equipment, pursuant to Section 8(f), and the fees related thereto;

(vi)    biodiesel services and new equipment pursuant to Section 9(c) and the fees related thereto;
(vii)    ethanol blending services pursuant to Section 10 and the fees related thereto;
(viii)    reimbursement related to newly imposed taxes pursuant to Section 11;
(ix)    Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 12;
(x)    tank cleaning or conversion pursuant to Section 13; and
(xi)    any other services as may be agreed.
(c)    Invoices. TLO shall invoice TRMC on a monthly basis and TRMC shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after TRMC’s receipt of TLO’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.
(d)    Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2014, by a percentage equal to the positive change, if any, in the CPI-U (All Urban Consumers) during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.
(e)    Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

15.	CUSTODY TRANSFER AND TITLE
(a)    Product Custody. For Product received into a Terminal by pipeline, custody of the Product shall pass to TLO at the flange where it enters the Terminal’s receiving line. For Product delivered by a Terminal into a pipeline, custody of the Product shall pass to TRMC at the flange where it exits the Terminal’s delivery line.
(b)    Custody of Truck Receipts and Deliveries. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at TLO’s facility interconnect with the truck.

(c)    Title Transfer. Upon re-delivery of any Product to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody and the loss allowance provisions hereof shall apply to Product while in TLO’s custody. Title to all of TRMC’s Product received in the Terminals shall remain with TRMC at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by TRMC to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of TRMC, except for Transmix as provided in Section 7 above. TRMC hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Products pursuant to the terms of this Agreement.

16.	PRODUCT QUALITY
(a)    Product Specifications of Delivered Products. TRMC warrants that all Products delivered under this Agreement shall meet the latest applicable pipeline specifications or mutually agreed upon specifications for that Product upon receipt at the applicable Terminal and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. TRMC shall not deliver to any of the Terminals any Products which: (i) would in any way be injurious to any of the Terminals; (ii) would render any of the Terminals unfit for the proper storage of similar Products; (iii) would contaminate or otherwise downgrade the quality of the Products stored in commingled storage; (iv) may not be lawfully stored at the Terminals; or (v) otherwise do not meet applicable Product specifications for such Product that are customary in the location of the Terminal. If, however, there are Products that do not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties. Should TRMC’s commingled Products not comply with the minimum quality standards set forth in this Agreement, TRMC shall be liable for all loss, damage and cost incurred thereby, including damage to Products of third parties commingled with TRMC’s unfit Products.
(b)    Product Specifications of Commingled Storage. TLO shall have the right to store compatible Products received for TRMC’s account with Products belonging to TLO or third parties in TLO’s commingled storage tanks. TLO shall handle TRMC’s fungible Products in accordance with TLO’s prevailing practices and procedures for handling such Products. The quality of all Products tendered into commingled storage for TRMC’s account shall be verified either by TRMC’s refinery analysis or supplier’s certification, such that Products so tendered shall meet TLO’s Product specifications. All costs for such analysis shall be borne solely by TRMC. TLO shall have the right to sample any Product tendered to the Terminals hereunder. The cost of such sampling shall be borne solely by TLO. All Products returned to TRMC shall comply with Product specifications in effect on the date the Products are delivered to TRMC. Notwithstanding any other provision herein, any and all Products that leave the Terminals shall meet all relevant ASTM, EPA, federal and state specifications.
(c)    Liability for Commingled Storage. TLO shall exercise reasonable care to ensure that all Products delivered by third parties into commingled storage with TRMC’s Products meet applicable Product specifications for such Product that are customary in the location of the

Terminal. In the event that TRMC’s Products are commingled with third-party Products that do not comply with the minimum quality standards set forth in this Agreement, TLO shall be liable for all loss, damage and cost incurred thereby.

17.	MEASUREMENT AND VOLUME LOSSES
(a)    Methods of Measurement. All quantities of Products received or delivered by or into truck or rail shall be measured and determined based upon the meter readings at each Terminal, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables. All quantities of Products received and delivered by pipeline at each Terminal shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables. Deliveries by book transfer shall be reflected by entries in the books of TLO. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards. TRMC shall have the right, at its sole expense, and in accordance with rack location procedure, to independently certify such calibration. Storage tank gauging shall be performed by TLO’s personnel. TLO’s gauging shall be deemed accurate unless challenged by an independent certified gauger. TRMC may perform joint gauging at its sole expense with TLO’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If TRMC should request an independent gauger, such gauger must be acceptable to TLO and such gauging shall be at TRMC’s sole expense.
(b)    Measurement and Volume Loss Control Practices. From the date hereof for a period of six (6) Months, the Parties agree to adopt the applicable measurement and volume loss control practices of BP Plc at the Terminals as of the date hereof. The Parties agree to renegotiate the applicable measurement and volume loss control practices at the end of the six (6) Month period, with the intent for the tolerance percentage of volume loss to be at the industry standard of 0.25%.

18.	PRODUCT DELIVERIES, RECEIPTS AND WITHDRAWALS
(a)    Product Deliveries. All supervised deliveries, receipts and withdrawals hereunder shall be made at such times as may be required by TRMC upon prior notice and approval by TLO, all in accordance with the agreed-upon scheduling. Unsupervised deliveries, receipts and withdrawals shall be made only with TLO’s prior approval and in strict accordance with TLO’s current operating procedures for the Terminals. TRMC warrants that all vehicles permitted to enter the Terminals on behalf of TRMC shall meet all requirements and standards promulgated by applicable regulatory authority including the Department of Transportation, the Occupational Safety and Health Administration, and the EPA. TRMC further warrants that it shall only send to the Terminals those employees, agents and other representatives acting on behalf of and at TRMC’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Products to be loaded and hauled. TRMC further agrees to be responsible to TLO for the performance under this Agreement by its agents and/or representatives receiving or delivering Products at the Terminals.

(b)    Loading Devices. TRMC shall withdraw from the Terminals only those Products that it is authorized to withdraw hereunder. TRMC shall neither duplicate nor permit the duplication of any loading device (i.e., card lock access), provided hereunder. TRMC shall be fully and solely responsible for all Products loaded through the use of the loading devices issued to TRMC in accordance with this Agreement; provided however, that TRMC shall not have any responsibility or liability hereunder in the event that the load authorization system provided hereunder fails or malfunctions in any way unless a credit department override is provided, which authorizes TRMC to load the Products.
(c)    Legal Compliance. Both Parties shall abide by all federal, state and local statutes, laws and ordinances and all rules and regulations which are promulgated by TLO and which are either furnished to TRMC or posted at the Terminals, with respect to the use of the Terminals as herein provided. It is understood and agreed by TRMC that these rules and regulations may be changed, amended or modified by TLO at any time. All changes, amendments and modifications shall become binding upon TRMC ten (10) days following the posting of a copy at the affected Terminals or the receipt by TRMC of a copy, whichever occurs sooner.
(d)    TRMC Representatives. For all purposes hereunder, TRMC’s jobbers, distributors, Carriers, haulers and other customers designated in writing or otherwise by TRMC to have loading privileges under this Agreement or having possession of any loading device furnished to TRMC pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Terminals, be deemed to be representatives of TRMC.

19.	DELIVERIES INTO TRANSPORT TRUCKS
Prior to transporting any Products loaded into transport trucks at the Terminals, TLO shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the Products received:
“If required by 49 CFR 172.204, this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specifications and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”
TLO shall require each Carrier coming into the Terminals to expressly agree in writing to be bound by the provisions of a carrier access agreement with respect to withdrawals and loading of Products hereunder, to conduct its operations at the Terminals in a safe manner, in accordance with all Applicable Law.

20.	ACCOUNTING PROVISIONS AND DOCUMENTATION
(a)    Required Reports. TLO shall furnish TRMC with the following reports covering services hereunder involving TRMC’s Products:
(i)    within ten (10) Business Days following the end of the Month, a statement showing, by Product: (A) TRMC’s monthly aggregate deliveries into the Terminals; (B) TRMC’s monthly receipts from the Terminals; (C) calculation of all TRMC’s monthly storage and handling fees; (D) TRMC’s opening inventory for the preceding Month; (E) appropriate volume loss adjustments (as applicable in accordance with Section 17); (F) TRMC’s closing inventory for the preceding Month; and (G) the actual volumes of TLO third party throughput handled at the Terminals during a Month up to 6,500 bpd, pursuant to Section 5(e);
(ii)    a copy of any meter calibration report, to be available for inspection upon reasonable request by TRMC at the Terminals following any calibration;
(iii)    upon delivery from the Terminals, a hard copy bill of lading to the Carrier for each delivery; upon reasonable request only, a hard copy bill of lading shall be provided to TRMC’s accounting group; upon each delivery from the Terminals, bill of lading information shall be sent electronically through a mutually agreeable system; and
(iv)    transfer documents for each in-tank transfer.
(b)    Required Maintenance of Truck Loading Capabilities. TLO shall be required to maintain the capabilities to support truck load authorization technologies at each Terminal.

21.	AUDIT AND CLAIMS PERIOD
Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

22.	LIEN WAIVERS
TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to the Products throughput, stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Products titled in TRMC’s name shall not be subject to any lien on the Terminals or TLO’s Products throughput or stored there.

23.	LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

24.	INDEMNITIES
(a)    TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its Carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its Carriers, customers, representatives, and agents, and each of their affiliates, contractors, and subcontractors (except for those volume losses of Products provided for in Section 17), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for in Section 17), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the Terminals and the services provided hereunder, and, as applicable, its carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by TRMC due to violations of this Agreement by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.
(b)    TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and, and each of its affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to

(i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for in Section 17); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for in Section 17), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC, in connection with TRMC’s and its customers’ use of the Terminals and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its Carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement by TRMC, or, as applicable, its Carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by the gross negligence, breach of this Agreement or willful misconduct of TLO.

25.	INSURANCE
(a)    Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC and/or its Carrier (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below which are minimum requirements. TRMC shall require that Carrier cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and TRMC shall be liable to TLO for their failure to do so. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the states where the Terminals are located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC and/or the Carrier may procure worker’s compensation insurance from the state fund of the state where the Terminal(s) are located. All limits listed below are required MINIMUM LIMITS:
(i)    Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where each Terminal is located, in limits not less than statutory requirements;
(ii)    Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;
(iii)    Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC;
(iv)    Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;
(v)    Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;
(vi)    Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and
(vii)    Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.
(b)    Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by TRMC, Carrier or its authorized drivers at the Terminals, TRMC and/or Carrier will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.
(d)    Responsibility for Deductibles. TRMC and/or Carrier shall be solely responsible for any deductibles or self-insured retention.

26.	GOVERNMENT REGULATIONS
(a)    Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.
(b)    Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of each Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(c)    Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

27.	SUSPENSION OF REFINERY OPERATIONS
(a)    No Termination. This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or indefinitely suspend refining operations at any Refinery for any period.
(b)    Curtailment Fee. For any Month during which TRMC does not throughput any volumes of Products at an affected Terminal, TRMC shall be permitted to reduce its Minimum Throughput Commitment by an amount equal to the Stipulated Volume for such affected Terminal(s), provided that TRMC pays TLO a fee for such Month (a “Curtailment Fee”). Curtailment Fees for each applicable Month shall be equal to (i) such Terminal’s Stipulated Volume multiplied by (ii) the number of days in the Month, multiplied by (iii) the weighted average monthly Terminalling Service Fee incurred by TRMC at such Terminal during the twelve (12) Months immediately preceding the Refinery’s suspension of operations. For the avoidance of doubt, for the purposes of calculating Shortfall Payments during any Month in which TRMC pays TLO a Curtailment Fee, volume shortfalls shall be determined by deducting volumes throughput at the Terminals by TRMC during such Month from the Minimum Throughput Commitment reduced by an amount equal to the Stipulated Volume for such affected Terminal(s).
(c)    Continued Liability for Shortfall Payments. If refining operations at any of the Refineries are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension.

28.	FORCE MAJEURE
(a)    Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, TRMC shall be permitted to reduce its Minimum Throughput Commitment as provided in Section 29(b). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 29 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate this Agreement solely with respect to the affected Terminal(s), but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 28(a) to terminate this Agreement as a result of a Force Majeure with respect to any Terminal that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration.

(b)    Revocation of TRMC Termination Notice. Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and TRMC mutually agrees (which agreement shall not be unreasonably withheld), then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

29.	CAPABILITIES OF FACILITIES
(a)    Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall use reasonable commercial efforts to minimize the interruption of service at each Terminal and any portion thereof. TLO shall promptly inform TRMC operational personnel of any anticipated partial or complete interruption of service at any Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.
(b)    Restoration of Reserved Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain each Terminal in a condition and with a capacity sufficient to throughput a volume of TRMC’s Products at least equal to the respective Reserved Capacity for such Terminal. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents TLO from terminalling the Reserved Capacity hereunder. To the extent TLO is prevented from terminalling volumes equal to the full Reserved Capacity for reasons of Force Majeure or other interruption of service, then TRMC’s obligation to throughput the Minimum Throughput Commitment and pay any Shortfall Payment shall be reduced proportionately in an amount not to exceed the Stipulated Volume for the affected Terminal. At such time as TLO is capable of terminalling volumes equal to the Reserved Capacity, TRMC’s obligation to throughput the full Minimum Throughput Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput capacity of any Terminal should fall below the Reserved Capacity for that Terminal, then within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to the Terminal to restore the capacity of such Terminal to that required for throughput of the Reserved Capacity (“Restoration”). Except as provided below in Section 29(c), all of such Restoration shall be at TLO’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers or the failure of TRMC’s Products to meet the specifications as provided for in Section 16(a).
(c)    Capacity Resolution. In the event of the failure of TLO to maintain any Terminal in a condition and with a capacity sufficient to throughput a volume of TRMC’s Products equal to the respective Stipulated Volume for such Terminal, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Terminal which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the affected Terminal, to the extent the Terminal has capability of doing so, during the period before Restoration is completed. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Terminal in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure, so long as such Restoration is completed with due diligence, and TRMC shall pay its portion of the Restoration costs to TLO in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 29(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.
(d)    Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of a Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 29(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 29(c), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 29(c), require TLO to complete a Restoration of the affected Terminal, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 29(d) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the affected Terminal, during the period while such Restoration is being completed. Any work performed by TLO pursuant to this Section 29(d) shall be performed and completed in a good and workmanlike manner consistent with applicable industry standards and in accordance with all Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of a Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.
(e)    Throughput Right of First Refusal. Unless otherwise specified in a Terminal Service Order, all throughput of TRMC’s volumes, along with storage related to such throughput, shall be on a fungible commingled basis, and TLO may commingle such Products with Products of third parties of like grade and kind. TLO shall have the right to enter into arrangements with third parties to throughput Products at each Terminal and provide storage related to such throughput; provided however, that (i) TLO shall not enter into any third party arrangements that would restrict or limit the ability of TRMC to throughput the Reserved Capacity at each Terminal each Month without TRMC’s consent, and (ii) TLO shall give TRMC ninety (90) days prior written notice of any proposed throughput agreement with a third party, and if TRMC makes an offer on terms no less favorable to TLO than the third-party offer, TLO shall be obligated to enter into a terminalling agreement with TRMC on the terms set forth in its proposed offer (“Throughput Right of First Refusal”). If TRMC does not exercise its Throughput Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party terminalling agreement. If no third-party terminalling agreement is consummated during such ninety-day period, the terms and conditions of this Section 29(e) shall again become effective.
(f)    Storage Tank Heels. All Tank Heels shall be allocated among storage users on a pro rata basis. Tank Heels cannot be withdrawn from any tank without prior approval of TLO. For storage tanks and capacities identified on a Terminal Service Order as dedicated to and used exclusively for the storage and throughput of TRMC’s Product, TRMC shall be responsible for providing all Tank Heels required for operation of such tanks.

30.	TERMINATION
(a)    Default. A Party shall be in default under this Agreement if:
(i)    the Party breaches any provision of this Agreement or a Terminal Service Order, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice);

(ii)    the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or
(iii)    if either of the Parties is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (A) terminate this Agreement upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Parties under this Agreement; and/or (C) pursue any other remedy at law or in equity.
(b)    Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Terminal Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.
(c)    Product Removal. TRMC shall, upon expiration or termination of this Agreement, promptly remove all of its Products including any downgraded and interface Product and Transmix from the Terminals, and TLO shall remove the remaining Tank Heels and tank bottoms and deliver them to TRMC or TRMC’s designee, within thirty (30) days of such termination or expiration. In the event all of the Product is not removed within such thirty (30) day period, TRMC shall be assessed a storage fee to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time TRMC’s entire Product is removed from the Terminals; provided however, that TRMC shall not be assessed any storage fees associated with the removal of Product if TRMC’s ability to remove such Product is delayed or hindered by TLO, its agents or contractors for any reason.
(d)    Equipment Removal. TRMC shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment (except those purchased by TLO pursuant to Section 8(f) above), and restore the Terminals to their condition prior to the installation of such equipment.

31.	RIGHT TO ENTER INTO A NEW TERMINALLING AGREEMENT
(a)    New Terminalling Services Agreement. Upon termination of this Agreement or a Terminal Service Order for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement or a Terminal Service Order initiated by TRMC pursuant to Section 30, TRMC shall have the right to require TLO to enter into a new terminalling services agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same Terminals that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however;

that the term of any such new terminalling services agreement shall not extend beyond May 31, 2033.
(b)    Terminalling Right of First Refusal. In the event that TLO proposes to enter into a terminalling services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) by default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 30, TLO shall give TRMC ninety (90) days’ prior written notice of any proposed new terminalling services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “Terminalling First Offer Period”) in which TRMC may make a good faith offer to enter into a new terminalling agreement with TLO (the “Terminalling Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such terminalling services agreement during the Terminalling First Offer Period, then TLO shall be obligated to enter into a terminalling services agreement with TRMC on the terms set forth in Section 31(a) above. If TRMC does not exercise its Terminalling Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party terminalling services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 31(b) shall again become effective.

32.	STORAGE RIGHT OF FIRST REFUSAL
In the event that TLO proposes to enter into a storage agreement with a third party upon opening up any new storage opportunity at the Terminals during the Term, TLO shall give TRMC ninety (90) days’ prior written notice of any proposed new storage agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “Storage First Offer Period”) in which TRMC may make a good faith offer to enter into a new storage agreement with TLO (the “Storage Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such storage agreement during the Storage First Offer Period, then TLO shall be obligated to enter into a storage agreement with TRMC on the terms set forth in its proposed offer. If TRMC does not exercise its Storage Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party storage agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 32 shall again become effective.

33.	SUBCONTRACT
Should TRMC desire to subcontract to a third party (“Replacement Customer”) any dedicated or commingled storage subject to a Terminal Service Order, TRMC must notify TLO in writing prior to the proposed start of the subcontract. TLO has the right to approve any Replacement Customer with such approval being conditioned based only upon reasonable commercial standards. Unless otherwise agreed in writing between TRMC and TLO, and between Replacement Customer and TLO, TRMC will continue to be liable for all terms and conditions of this Agreement related to any subcontracted storage tank, including but not limited to, remittance of any fees set forth in a Terminal Service Order applicable to the subcontracted storage tank. TRMC shall be responsible for collection of any fees due to TRMC from the Replacement Customer. TRMC and TLO may mutually agree that operational notices concerning scheduling and similar matters can be directly provided between TLO and any Replacement Customer.

34.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
(a)    Assignment to TLO. On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term.
(b)    TRMC Assignment to Third Party. TRMC shall not assign all of its obligations hereunder or under a Terminal Service Order without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that TRMC may assign this Agreement, without TLO’s consent, in connection with a sale by TRMC of a Refinery associated with one of TLO’s Terminals so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement with respect to the associated Terminal(s); and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
(c)    TLO Assignment to Third Party. TLO shall not assign its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of one or more of its Terminals so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement with respect to the associated Terminal(s); (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.
(d)    Assignment of Terminal Rights or Obligations. If either TRMC or TLO assigns its rights or obligations as permitted under this Agreement relating to a specific Terminal, then: (i) the Minimum Throughput Commitment shall be reduced by the amount of the Stipulated Volume for such assigned Terminal, and both TRMC’s and TLO’s obligations shall continue with respect to the remaining Terminals and the adjusted Minimum Throughput Commitment; and (ii) the rights and obligations relating to the affected Terminal, and its Stipulated Volume, shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigning Party’s obligations relating to the affected Terminal.
(e)    Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(f)    Partnership Change of Control. TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided however, that in the case of a Partnership Change of Control, TRMC shall have the option to extend the Term as provided in Section 3. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

35.	NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles L. Magee, General Counsel
phone: (253) 896-8766
email: Charles.L.Magee@tsocorp.com
For all other notices and communications:
Attention: Paul E. Carlson, Director of Supply Operations
phone: (210) 626-4389
email: Paul.E.Carlson@tsocorp.com
If to TLO, to:
Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Rick D. Weyen, Vice President, Logistics
phone: (210) 626-4379
email: Rick.D.Weyen@tsocorp.com
or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

36.	CONFIDENTIAL INFORMATION
(a)    Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 36. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(i)    is available, or becomes available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Terminals prior to the Commencement Date);
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 36, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)    Required Disclosure. Notwithstanding Section 36(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 36, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 36 shall survive the termination of this Agreement for a period of two (2) years.

37.	MISCELLANEOUS
(a)    Amendment or Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Integration. This Agreement, together with the Schedules and Terminal Service Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Parties acknowledge that they have executed other agreements as of or prior to the Commencement Date, including the Contribution Agreement, Amendment No. 1 to the Second Amended and Restated Omnibus Agreement, the Amendment and Restatement of Schedules to the Second Amended and Restated Omnibus Agreement, the Carson Storage Services Agreement and the Amendment and Restatement of Schedules to the Amended and Restated Operational Services Agreement, each by and among the parties thereto. In the event of conflict with regard to the subject matter hereof between the above-referenced documents and this Agreement (together with the Schedules and Terminal Service Orders), this Agreement (together with the Schedules and Terminal Service Orders) shall control.
(c)    Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)    No Third Party Rights. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)    Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
(h)    Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ PHILLIP M. ANDERSON	By:	/s/ GREGORY J. GOFF
	Phillip M. Anderson		Gregory J. Goff
	President		President

Solely with respect to Section 34(a):		Solely with respect to Section 34(a):
TESORO LOGISTICS GP, LLC		TESORO LOGISTICS LP

By:	/s/ PHILLIP M. ANDERSON	By:	Tesoro Logistics GP, LLC, its
	Phillip M. Anderson		general partner
President
		By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

Signature Page to the Master Terminalling Services Agreement – Southern California

SCHEDULE A

TERMINALS

Colton
Hathaway
Hynes
San Diego
Vinvale

STIPULATED VOLUMES AND RESERVED CAPACITY

Terminal	Commencement Date until Dec. 31, 2013 Stipulated Volume (bpd)	Commencement Date until Dec. 31, 2013 Reserved Capacity (bpd)	Starting Jan. 1, 2014 Stipulated Volume (bpd)	Starting Jan. 1, 2014 Reserved Capacity (bpd)
Colton	27,700	32,590	30,300	35,645
Hathaway	0	0	0	0
Hynes	26,400	31,060	34,600	40,705
San Diego	15,300	18,000	17,900	21,060
Vinvale	55,600	65,410	65,575	77,145
TOTAL	125,000	147,060	148,375	174,555

Schedule A –
Master Terminalling Services Agreement – Southern California

EXHIBIT 1
FORM OF TERMINAL SERVICE ORDER
([TERMINAL NAME] [ ]- ___, 20__)

This Terminal Service Order is entered as of ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Master Terminalling Services Agreement – Southern California dated as of __________, 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 14 of the Agreement, the parties hereto agree to the following provisions:
[Insert applicable provisions:
(i)    allocation of throughput capacity by Product and by Terminal, and the rates by Product for determining the Terminalling Service Fee pursuant to Section 5;
(ii)    identification of tanks to be utilized for dedicated storage tanks and the Storage Services Fee pursuant to Section 6;
(iii)    Transmix handling fees pursuant to Section 7;
(iv)    additization pursuant to Section 8;
(v)    special or proprietary additive injection services, including any installation and maintenance of special additive equipment, pursuant to Section 8(f), and the fees related thereto;
(vi)    biodiesel services and new equipment pursuant to Section 9(c) and the fees related thereto;
(vii)    ethanol blending services pursuant to Section 10 and the fees related thereto;
(viii)    reimbursement related to newly imposed taxes pursuant to Section 11;
(ix)    Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 12;
(x)    tank cleaning or conversion pursuant to Section 13; and
(xi)    any other services as may be agreed.]
Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.
[Signature Page Follows]

Exhibit 1 –
Master Terminalling Services Agreement – Southern California

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

	TESORO LOGISTICS OPERATIONS LLC	TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Gregory J. Goff
	President		President

Exhibit 1 –
Master Terminalling Services Agreement – Southern California

EXHIBIT 2
SHORTFALL PAYMENTS

MTA Contract Shortfall Payment Schedules

1 *Example*

Month 1 - Actual Month		Total	Weighted Average Aggregate Per bbl/bpd			Shortfall = A * 30 days * (B + C) = E Shortfall[(i)]	
Volume		2,636,173	87,872			(12,128)	A
Terminaling Revenue	$	1,265,363	0.48	B	$	174,637	= B / D * E = F
Ancillary Revenue	$	764,490	0.29	C	$	105,510	= C / D * E = G
Total Fees	$	2,029,853	0.77	D	$	280,147	= E
Days		*30*					

(i) Minimum Throughput Commitment is 100mbpd

Note: Thirty days will be adjusted to the actual number of days in each month.

Note: Applicable to ONLY TRMC volumes and not third party volumes

A Volume Shortfall in bpd for Actual Month

B Weighted Average Actual Aggregate Terminaling Revenue in bpd (excluding ancillary services) for Actual Month

C Weighted Average Actual Aggregate Ancillary Revenue in bpd for Actual Month

D Total Weighted Average Actual Aggregate Terminaling Service Fee for Actual Month

E Total amount of Shortfall Payment for Actual Month

F Pro Rata portion of Shortfall Payment applicable to Terminaling Revenue (excluding ancillary services)

G Pro Rata portion of Shortfall Payment applicable to Ancillary Revenue

2 *Example Shortfall Payment Credit Application and Expiration*

	Month1	Month2	Month3	Month4	Month5	Month6	Month7	Month8	Month9	Month10
Credit Posted	280,147	-	-	-	-	50,000	-	-	-	-
Excess Amounts	-	20,000	-	-	-	-	20,000	-	-	-

Credit Balance	Month1	Month2	Month3	Month4	Month5	Month6	Month7	Month8	Month9	Month10
Month 1	280,147	280,147	260,147	260,147						
Month 2		-	-	-	-					
Month 3			-	-	-	-				
Month 4				-	-	-	-			
Month 5					-	-	-	-		
Month 6						50,000	50,000	30,000	30,000	
Month 7							-	-	-	-
Month 8								-	-	-
Month 9									-	-
Month 10										-
Beginning Avail	**280,147**	**280,147**	**260,147**	**260,147**	-	**50,000**	**50,000**	**30,000**	**30,000**	-
Beginning	-	280,147	260,147	260,147	-	-	50,000	30,000	30,000	-
Posted	280,147	-	-	-	-	50,000	-	-	-	-
Expired	-	-	-	(260,147)	-	-	-	-	(30,000)	-
Avail for Use	280,147	280,147	260,147	-	-	50,000	50,000	30,000	-	-
Credit Applied	-	20,000	-	-	-	-	20,000	-	-	-
Ending	**280,147**	**260,147**	**260,147**	-	-	**50,000**	**30,000**	**30,000**	-	-

** Credits Applied will be considered a refund to TRMC*

Exhibit 2 –
Master Terminalling Services Agreement – Southern California